Exhibit 99-1

Energy East Corporation Announces 2004 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, February 10, 2005 - Energy East Corporation [NYSE:EAS] today announced the following unaudited financial results.

Earnings per share from continuing operations for the 12 months ended December 31, 2004, were $1.63 while earnings per share for the quarter ended December 31, 2004, were 39 cents per share. Those earnings exclude discontinued operations that reflect the results of two nonutility businesses sold in 2004.

Earnings from continuing operations for the 12 months ended December 31, 2004, were up 20 cents compared to 2003 earnings of $1.43. The increase in earnings was primarily due to the RG&E Electric and Natural Gas Rate Agreements and the sale of the Ginna nuclear plant which increased earnings 16 cents per share, and 10 cents per share from lower financing costs and savings from integration and efficiency initiatives. The improvements in earnings for 2004, as compared to 2003, also reflect a loss on reacquired debt in the fourth quarter of 2003 of 9 cents per share. Those increases were partially offset by lower income from gas operations due, in part, to a 4% drop in retail sales of 7 cents per share, higher stock option expense of 6 cents per share and higher depreciation due to electric plant additions of 3 cents per share.

Earnings of 39 cents per share for the quarter ended December 31, 2004, were 7 cents higher than earnings for the fourth quarter of 2003 of 32 cent per share. Fourth quarter 2004 earnings were favorably affected by the ongoing impacts of the RG&E Electric and Natural Gas Rate Agreements of 3 cents per share, as well as lower financing costs of 2 cents per share. Earnings for 2004, as compared to 2003, also reflect a loss on reacquired debt in the fourth quarter of 2003 of 9 cents per share. Those increases were partially offset by an Earnings Sharing Mechanism at NYSEG, which reduced earnings 6 cents per share and higher stock option expense of 2 cents per share.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages. The company expects to issue audited financial statements in conjunction with the filing of its Form 10-K for 2004.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.
Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended December 31	2004	2003	2004	2003

(Thousands, except per share amounts)
Operating Revenues
Sales and services	$1,268,927	$1,171,464	$4,757,026	$4,514,490
Operating Expenses
Electricity purchased and fuel used in generation	411,112	323,087	1,570,410	1,338,369
Natural gas purchased	318,959	262,843	1,030,665	939,464
Other operating expenses	227,281	209,047	794,857	813,133
Maintenance	54,162	74,545	181,725	203,042
Depreciation and amortization	41,968	75,432	292,458	299,432
Other taxes	64,425	64,996	252,860	269,238
Restructuring expenses	-	-	-	-
Gain on sale of generation assets	-	-	(340,739)	-
Deferral of asset sale gain	(1,998)	-	228,785	-

Total Operating Expenses	1,115,909	1,009,950	4,011,021	3,862,678

Operating Income	153,018	161,514	746,005	651,812
Other (Income)	(8,955)	(11,565)	(36,249)	(21,852)
Other Deductions	4,598	28,631	11,603	32,712
Interest Charges, Net	68,403	72,737	276,890	284,790
Preferred Stock Dividends of Subsidiaries	476	864	3,691	19,009

Income from Continuing Operations Before Income Taxes	88,496	70,847	490,070	337,153
Income Taxes	31,525	24,355	251,845	128,663

Income From Continuing Operations	56,971	46,492	238,225	208,490

Discontinued Operations
Loss from discontinued operations	(1,485)	(1,715)	(7,108)	(12,032)
Income taxes (benefits)	136	(8,467)	1,176	(13,988)

(Loss) Income From Discontinued Operations	(1,621)	6,752	(8,284)	1,956

Net Income	$55,350	$53,244	$229,941	$210,446

Earnings Per Share From Continuing Operations, basic	$.39	$.32	$1.63	$1.43

Earnings Per Share From Continuing Operations, diluted	$.39	$.32	$1.62	$1.43

Earnings (Loss) Per Share From Discontinued Operations, basic	$(.01)	$.05	$(.06)	$.02

Earnings (Loss) Per Share From Discontinued Operations, diluted	$(.01)	$.04	$(.05)	$.01

Total Earnings Per Share, basic	$.38	$.37	$1.57	$1.45

Total Earnings Per Share, diluted	$.38	$.36	$1.57	$1.44

Dividends Paid Per Share	$.275	$.25	$1.055	$1.00

Average Common Shares Outstanding, basic	146,597	145,936	146,305	145,535

Average Common Shares Outstanding, diluted	147,015	146,150	146,713	145,730

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended December 31	2004	2003	2004	2003

Electricity (thousands of megawatt-hours)
Residential	2,961	2,849	11,856	11,676
Commercial	2,353	2,252	9,480	9,266
Industrial	1,876	1,849	7,446	7,412
Other	593	570	2,245	2,239

Total retail	7,783	7,520	31,027	30,593
Wholesale	2,143	1,878	7,850	5,734

Total	9,926	9,398	38,877	36,327

Natural Gas (thousands of dekatherms)
Residential	24,449	24,321	82,572	85,401
Commercial	7,386	7,652	26,604	25,938
Industrial	1,222	982	3,959	3,458
Other	3,252	3,257	11,026	11,301
Transportation of customer-owned gas	23,025	21,739	84,278	86,647

Total retail	59,334	57,951	208,439	212,745
Wholesale	858	729	1,783	5,360

Total	60,192	58,680	210,222	218,105